Exhibit 99.1

JAMES M. KILTS, FOUNDING PARTNER Direct: (212) 380-2655 Fax: (212) 429-2202 jkilts@centerviewcapital.com

February 26, 2014

Mr. John A. Luke, Jr.

Chairman and CEO

Mr. Michael E. Campbell

Lead Director

MeadWestvaco Corporation

501 South 5th Street

Richmond, VA 23219-0501

Dear John and Mike,

As I advised the Board this week, it is with the greatest reluctance that I am declining to serve another term on the Board of MeadWestvaco. As I said to our colleagues, in the last year I have taken on a number of additional responsibilities, which, while fascinating and rewarding, require that I step back from certain current commitments, including MeadWestvaco, in order to maintain the right balance in my professional and personal life.

I have greatly enjoyed the experience of serving on your Board, working with the other directors and the members of your management team, and I hope that my contributions have been useful. It has been a pleasure to participate in the ongoing transformation of MWV into a top flight packaging company, with the capacity to provide tremendous value to your customers and to deliver superior returns to your shareholders.

I think that great progress has been made in recent years and I believe that MWV has terrific opportunity before it in the years ahead. In particular, I believe that our strategic plan and our margin improvement program have the potential to deliver outstanding returns.

I look forward to following your progress closely and wish you every continued success.

Sincerely,

3 GREENWICH OFFICE PARK, 2ND FLOOR, GREENWICH, CT 06831

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